Exhibit 99.1

Federal Department of Transportation Awards NIC
Technologies with Contract for National Motor Carrier
Pre-Employment Screening System

OLATHE, Kan.--(BUSINESS WIRE)--October 19, 2009--The U.S. Department of Transportation, Federal Motor Carrier Safety Administration (FMCSA), has awarded NIC Technologies, LLC, the contract for a National Motor Carrier Pre-Employment Screening System. NIC Technologies is part of the NIC Inc. (NASDAQ: EGOV) family of companies. The contract has an initial one-year term, with four, single-year renewals.

The new service is designed to disseminate commercial drivers’ safety performance history as part of the pre-employment screening process. The system will assist the motor carrier industry in assessing individual operators’ crash and serious safety violation inspection history as a pre-employment condition. Drivers will also be able to obtain their individual history from the service. The new system should launch in December 2009.

The system will be developed and maintained using a self-funded, transaction-based model. It is anticipated that users of the service will pay a subscription fee of $100 per year and a $10 transaction fee for each record pulled. There will be additional fees for records requested via fax or mail. Individual drivers requesting their own record will not be subject to any subscription fee.

“Safety is our number one priority at the Department of Transportation. This new initiative will help trucking companies ensure the safest drivers are behind the wheel of commercial trucks and buses,” said Transportation Secretary Ray LaHood. “Making this information more transparent will make our roads and highways safer for everyone.”

“We are honored to be awarded this work by the Federal Motor Carrier Safety Administration. NIC companies have long provided secure electronic access to motor vehicle and driver related information at a state level. This new project takes that expertise and applies it to the commercial driver data held at the federal level,” said Harry Herington, Chairman of the Board and Chief Executive Officer of NIC. “With 17 years of eGovernment experience and current work in both the commercial driving industry and at the federal level, this new system is a natural fit for the company.”

Federal legislation requires the Department of Transportation, Federal Motor Carrier Safety Administration to provide companies and employers conducting pre-employment screening services for motor carriers with electronic access to crash and inspection data in FMCSA’s Motor Carrier Management Information System (MCMIS). Drivers will provide consent before their crash and inspection data history is shared with potential employers in the commercial motor carrier industry.

The system will adhere to the all other federal privacy requirements to ensure the privacy and security of a driver’s personal information.

About NIC

NIC Inc. (NASDAQ: EGOV) is the nation’s leading provider of official government portals, online services, and secure payment processing solutions. The company’s innovative eGovernment services help reduce costs and increase efficiencies for government agencies, citizens, and businesses across the country. The NIC family of companies provides eGovernment solutions for more than 3,000 federal, state, and local agencies that serve 97 million people in the United States. Additional information is available at http://www.nicusa.com.

CONTACT:
NIC Inc.
Nancy Beaton, 913-754-7054
nbeaton@nicusa.com